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                                                                    EXHIBIT 23.8


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Brooke Group Ltd.

We consent to the incorporation by reference of our report dated February 11, 1997 in the registration statements on Form S-3 (No. 33-38869 and No. 33-63119) on Form S-8 (No. 333-24217) of Brooke Group Ltd., relting to the consolidated balance sheets of Thinking Machines Corporation and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' investment and cash flows for the year then ended, which report appears in the December 31, 1996 annual report on Form 10-K of New Valley Corporation.

Arthur Andersen LLP


Boston, Massachusetts
April 14, 1997



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